                                                                    Exhibit 12.1


                       Ratio of Earnings to Fixed Charges

                                                                                                        For the Six
                                                                                                        Months Ended
                                                                     For the Year Ended,                  June 30,
                                                   ------------------------------------------------- ------------------
                                                     1997      1998      1999     2000      2001        2002    2001
                                                   -------- --------- --------- ---------  --------- --------- --------
Income (loss) before taxes from continuing
    operations.................................... $16,414  $(12,604) $(22,939) $(10,618) $ (10,967) $(13,016) $(2,331)
         Total fixed charges ..................... $ 4,114  $ 20,724  $ 42,136  $ 42,385  $  41,653  $ 30,111  $19,776
                                                   -------- --------- --------- --------- ---------- --------- --------
                                                   $20,528  $  8,120  $ 19,197  $ 31,767  $  30,686  $ 17,095  $17,445
                                                   -------- --------- --------- --------- ---------- -------- --------
Fixed charges
         Operating lease expense ................. $ 2,821  $ 2,798   $  5,051  $  6,447  $   4,286  $  1,651  $ 2,143
         Factored at one-third ................... $   939  $   933   $  1,684  $  2,149  $   1,429  $    550  $   714
         Interest expense - gross ................ $ 3,175  $ 19,791  $ 40,452  $ 40,236  $  40,224  $ 29,561  $19,062
                                                   -------- --------- --------- --------- ---------- --------- --------
         Total fixed charges ..................... $ 4,114  $20,724   $ 42,136  $ 42,385  $  41,653  $ 30,111  $19,776
                                                   -------- --------- --------- --------- ---------- --------- --------
Ratio of earnings to fixed charges ...............     5.0x      0.4x      0.5x      0.7x       0.7x      0.6x     0.9x
                                                   -------- --------- --------- --------- ---------- --------- --------
Deficiency in fixed charge coverage ..............    --    $(12,604) $(22,939) $(10,618)   (10,967) $(13,016) $(2,331)
                                                   -------- --------- --------- --------- ---------- --------- --------